                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    for the Securities Exchange Act of 1934

     Filed by the Registrant  /X/
     Filed by a Party other than the Registrant  / /

     Check the appropriate box:

     / /  Preliminary Proxy Statement
     / /  Definitive Proxy Statement
     / /  Definitive Additional Materials
     /X/  Soliciting Material Pursuant 240.14a-11(c) or 240.14a-12

                           ICN PHARMACEUTICALS, INC.
                (Name of Registrant as Specified in its Charter)

                           ICN PHARMACEUTICALS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-7(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.*

4)  Proposed maximum aggregate value of transaction:

* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

                    [SPI PHARMACEUTICALS INC. LETTERHEAD]
                                 NEWS RELEASE


FOR IMMEDIATE RELEASE                                   Contact: Jack Sholl
                                                        714/545-0100 ext. 3013


               SPI PHARMACEUTICALS DECLARES 6 PERCENT INCREASE
                      IN QUARTERLY COMMON STOCK DIVIDEND

        COSTA MESA, Calif., January 13, 1994 - In light of the company's first nine-month financial results and its 1994 outlook, the board of directors of SPI Pharmaceuticals, Inc. (AMEX:SPI) declared a 6 percent increase in the company's quarterly common stock to 29 3/4 cents a share.

        The dividend, a combination of cash and SPI common stock, will be paid February 28, 1994 to shareholders of record February 1, 1994.

        This action increases SPI's quarterly dividend from 28 cents a quarter to 29 3/4 cents a quarter. The dividend is equal to $1.19 a share a year annualized, compared to $1.12 a share in 1992. SPI has increased its dividend every year since 1984. The dividend consists of 6 1/2 cents in cash and stock equal to 23 1/4 cents.

        For the third quarter of 1993, the company earned $6.9 million on sales of $70 million. It earned $13.7 on sales of $256.3 million in the first nine months of 1993.

        SPI makes, markets and distributes some 800 prescription and nonprescription pharmaceuticals in North and Latin America, Western and Eastern Europe and the Far East. SPI is an opening unit of ICN Pharmaceuticals, Inc. (NYSE:ICN).

                                 BUSINESS DAY

               THE NEW YORK TIMES - Wednesday, January 12, 1994


                         FUNDS FIND MANAGERS IN DEALS

                      INVOLVEMENT WITH PROMOTER IS CITED

                               By SUSAN ANTILLA

        The case of a mutual fund manager who was dismissed last week for his handling of personal investments is bringing to light other instances of powerful money managers having participated in private deals with a stock promoter with whom their funds have done business.

        Rafi Khan, a stock promoter who is under investigation by Federal prosecutors on accusations of perjury and who was fined for securities fraud in Canada in 1976, did favors for several of his money manager customers by allowing them personally to buy special private shares in stocks he was promoting, according to documents filed last summer with the Securities and Exchange Commission. The practice is not illegal, but it raises questions of the independence of money managers who accept such favors.

        Mr. Khan was affiliated with Reynolds Kendrick Stratton Securities of Beverly Hills, Calif., until he resigned in early October.

STAR WAS DISMISSED

        Last week, the Invesco Funds Group in Denver said it had dismissed one of its star mutual fund managers, John Kaweske, because he had not followed company policy regarding personal investments made in his name and in the names of his wife and children. Mr. Kaweske, who was a client of Mr. Khan and invested in several of Mr. Khan's selected stocks for Invesco funds, held 75,000 shares of Cardiac Science in his personal portfolio when Cardiac filed documents with the S.E.C. for a public stock offering in August.

        Invesco called the S.E.C. after dismissing Mr. Kaweske on Jan. 5, prompting an investigation of the money manager's trading. Laura Parsons, a spokeswoman for Invesco, said yesterday that Invesco compiled all the documents on Mr. Kaweske's trading and gave them to the S.E.C.'s Denver office on Monday.

        Other mutual fund companies have been reviewing their policies regarding fund managers' personal trading since the news about Mr. Kaweske was released. And The Washington Post reported yesterday that Fidelity Investments tightened its rules in November after finding employees had bought stock for personal accounts and then watched the issues rise after Fidelity funds bought the shares. Fidelity said yesterday that the rule change was part of a standard annual review of policy.

        Along with Mr. Kaweske, another Invesco manager, Daniel B. Leonard, owned 100,000 Cardiac shares, the documents show. Mr. Leonard is a portfolio manager at three Invesco funds: Invesco Financial Strategic Environmental, Financial Strategic Gold and Strategic Technology.

        The Invesco spokeswoman said that Mr. Leonard had bought his shares with management permission and was not in violation of any Invesco rules.

        Philip J. Dubuque, a former fund manager at Invesco who currently runs the Chestnut Hill Limited Partnership in Boston, was also a Cardiac Science owner when the company was filing documents related to its attempted stock offering last summer. Mr. Dubuque owned 150,000 shares, all of which he intended to sell had the offering taken place, those documents show. On Oct. 14, as publicity about several lawsuits against


PHOTO 1 -- Rafi Khan, a stock promoter, is under Federal investigation.

PHOTO 2 -- John Kaweske, who was dismissed by Invesco Funds Group.

HOLDINGS IN PERSONAL PORTFOLIOS

        Shares of Cardiac Science owned by money managers as the company was prepared to do a public offering last summer. All five managers held private offering units.

                                       Shares Owned         % of
Money Manager        Current Firm     Before Offering      Total

Daniel B. Leonard    Invesco             100,000            1.0 %
Philip J. Dubuque    Chestnut Hill       150,000            1.4
John Kaweske         Invesco              75,000            0.75
Edward C. Huecner    Chestnut Hill       200,000            1.9
J. David Mills       Chestnut Hill        50,000            0.5

Source:  Securities and Exchange Commission filings.

                           FUND MANAGERS ARE FOUND
                          IN STOCK PROMOTER'S DEALS

                                  ----------
                      Continued From First Business Page
                                  ----------


Mr. Khan was reaching a peak, R.K.S. Securities told Cardiac that it would not be its underwriter after all. Mr. Khan resigned from R.K.S. earlier that month.

        Mr. Dubuque said yesterday that the fund he managed did not contain Cardiac Science, then hung up after being asked about his own holdings.

        Ms. Parsons, the Invesco spokeswoman, said that Mr. Dubuque left Invesco in March and that he was not in violation of any Invesco rules. Cardiac Science is not included in any Invesco portfolios, she said.

        Although Chestnut Hill filed 13F forms with the S.E.C. in mid-November noting that it controlled 75,000 shares of Cardiac, J. David Mills, a Chestnut Hill portfolio manager, insisted that no customers of the firm had ever owned those shares. But he was not willing to disclose the exact number of Cardiac shares held by him and his colleagues at present.

        Mr. Mills had 50,000 shares last summer, including 25,000 that were issuable upon exercise of private offering warrants. He acknowledged that Mr. Khan introduced him to Cardiac, but declined to comment when asked whether he had other holdings recommended by Mr. Khan.

        Chestnut Hill has not had a relationship with Mr. Kahn for four months, Mr. Mills said. Invesco also severed its relationship with Mr. Khan "a number of months ago," Jon Zeschin of Invesco said.

        Mr. Kaweske was on his way to New York last night for meetings today with his lawyer, Andrew J. Levander, who said that the Cardiac trades were the "most serious issue" Invesco raised, and that he found it surprising that the company made so much of the trades, given that Mr. Leonard and Mr. Dubuque bought the stock at the same time that Mr. Kaweske did.

        Mr. Kaweske was out of town when the other two managers received written permission to buy Cardiac, Mr. Levander said, and assumed that the permission would apply to him as well. "My client bought at the same time and at the same price, and the trades were known to and approved by Invesco," he said.

              Consent of publication has not been received from The New York Times as of the date of this filing.

New England                       The                      Abstracts in the
Journal of                    New England                     Advertising
 Medicine                 Journal of Medicine                 Securities
   Seal

    Established in 1812 as The NEW ENGLAND JOURNAL OF MEDICINE AND SURGERY
================================================================================
VOLUME 329                  DECEMBER 2, 1993                           NUMBER 23
================================================================================

                         HANTAVIRUS-ASSOCIATED ACUTE
                             RESPIRATORY FAILURE

        To the Editor: In May 1993, a new hantavirus-associated acute respiratory illness was recognized in the southwestern United States. Laboratory evidence of the infection has been confirmed in 30 patients, of whom 20 have died. All three Colorado patients died. A confirmed case is characterized by the abrupt onset of fever, myalgias, and headache, rapidly followed by unexplained adult respiratory distress syndrome or bilateral pulmonary interstitial infiltrates with respiratory failure and laboratory evidence of recent hantavirus infection.(1-5) We describe a confirmed case of hantavirus infection treated successfully with intravenous ribavirin.

        A previously healthy 36-year-old woman was admitted to a rural Colorado hospital with abrupt onset of fever (temperature, 102 degree F), weakness, and back pain. The physical examination was unremarkable. A urinalysis performed on admission led to the working diagnosis of pyelonephritis. The white-cell count was 4100 per cubic millimeter, with 64 percent segmented forms and 11 percent band forms. The chest radiograph was normal. The patient was initially treated with intravenous cefazolin. On day 3, she remained febrile, with vomiting, hypotension, hypoxemia, and new bilateral, diffuse infiltrates on the chest radiograph. The white-cell count was 10,000 per cubic millimeter, with 15 percent segmented forms, 43 prcent band forms, and 23 percent lymphocytes. The hematocrit was 45 percent, and the platelet count was 67,000 per cubic millimeter. Antibiotic coverage was broadened to include high-dose erythromycin and cefotaxime. The patient's level of oxygenation decreased, and she required mechanical ventilation and dopamine for pressor support. Sedation and paralysis were initiated, since she required a fraction of inspired oxygen of 1.0 and a positive end-expiratory pressure of 7.5 cm of water. A pulmonary-artery catheter was placed and revealed a pulmonary-capillary wedge pressureof 14 mm Hg, a cardiac index of 3.4 liters per minute per square meter of body-surface area, and a systemic vascular resistance of 1111 dyn - sec - cm-(5). The white-cell count was 30,000 per cubic millimeter, with 65 percent band forms. Doxycycline was added to the antibiotic regimen. On day 4, the patient received a 2-g loading dose of intravenous ribavirin, followed by a dose of 15 mg per kilogram of body weight every six hours for four days and then by a dose of 7.5 mg per kilogram every eight hours for four days (Centers for Disease Control and Prevention protocol 4). Thoracentesis was performed on large bilateral pleural effusions, which were found to be exudative and culture negative. On day 5, the fraction of inspired oxygen was decreased to 0.55. Total parenteral nutrition was started for nutritional support. On day 8, the patient was extubated. Ribavirin therapy was completed on day 14, and the patient was sent home the next day with no need of ventilatory support. All cultures from the patient remained negative. An enzyme-linked immunosorbent assay of the patient's serum performed by the Centers for Disease Control and Prevention was positive for hantavirus.

        This patient is the first known Colorado survivor of a confirmed respiratory infection due to hantavirus that was treated with intravenous ribavirin.

                                                            Karyn Prochoda, M.D.
                                                          Steven R. Mostow, M.D.
                                               Kenneth Greenberg, D.O., Pharm.D.
                                                          University of Colorado
Denver, CO 80220                                          Health Sciences Center

1. Outbreak of acute illness - southwestern United States. 1993. MMWR Morb Mortal Wkly Rep 1993;42:421-4.

2. Update: hantavirus disease - United States, 1993. MMWR Morb Mortal Wkly Rep 1993;42:612-4.

3.  From the Centers for Disease Control and Prevention: update;
    hantavirus infection - United States, 1993. JAMA 1993:270-429, 432.

4. Huggins JW, Hsiang CM, Cosgriff TM, et al. Prospective, double-blind, concurrent, placebo-controlled clinical trial of intravenous ribavirin therapy of hemorrhagic fever with renal syndrome. J Infect Dis 1991:164:1119-27.

Consent of publication has not been received from The New England Journal of Medicine as of the date of this filing.

                                   APPENDIX





        Photo 1 -- Rafi Khan

        Photo 2 -- John Kaweske

























                                      5